EXHIBIT 99.1

CASMED Announces Third Quarter 2013 Financial Results

Launch of Next-Generation Cerebral Oximetry Products Underway

Conference Call Begins at 10:00 a.m. ET Today

BRANFORD, Conn., Nov. 12, 2013 (GLOBE NEWSWIRE) -- CAS Medical Systems, Inc. (Nasdaq:CASM) (CASMED), a leader in medical devices for non-invasive patient monitoring, today reported financial results for the three and nine months ended September 30, 2013.

Net sales for the third quarter of 2013 were $5.4 million, compared with $6.1 million for the third quarter of 2012. The decline was primarily due to lower sales of vital signs monitors to the Veterans Administration. The net loss applicable to common stockholders for the third quarter of 2013, including an impairment charge, was $3.3 million, or ($0.19) per common share, compared with a net loss applicable to common stockholders of $1.8 million, or ($0.14) per common share, for the third quarter of 2012.

Highlights of the third quarter of 2013 and recent weeks include:

  Launching the next-generation FORE-SIGHT ELITE™ cerebral oximeter monitor and sensors;
  Increasing the installed base of all FORE-SIGHT® units to 845 as of September 30, 2013, up 21% from September 30, 2012;
  Increasing domestic FORE-SIGHT sensor revenues by 19% from the prior year, with worldwide FORE-SIGHT revenues of sensors and monitors up 4%;
  Launching the next-generation 740 SELECT™ and the PPM3 Vital Signs monitors;
  Completing a $6.5 million public offering of common stock;
  Appointing Brian J. Wagner as the Company's new Chief Commercial Officer;
  Reporting a cash balance of $10.4 million as of September 30, 2013; and
  Exhibiting the FORE-SIGHT ELITE at the American Society of Anesthesiologists (ASA) Annual Meeting, which included a meeting program of eight courses and sessions on applications of cerebral oximetry and brain monitoring.

Management Commentary

"The launch of the next-generation FORE-SIGHT ELITE technology, along with two new vital signs monitors, represents a significant inflection point in our progress towards renewed growth and profitability," said Thomas M. Patton, President and Chief Executive Officer of CASMED. "The FORE-SIGHT ELITE launch has proceeded as planned, creating enthusiasm among our distribution partners and our customers. We have added a new distribution partner in Germany and expect to have more new international distributors in place in the coming quarters. While we were pleased to increase oximetry product sales leading up to the introduction of the FORE-SIGHT ELITE, we believe this next-generation technology's industry-leading accuracy and upgraded feature set should drive market-share gains and place us on the path toward making cerebral oximetry a standard of care.

"CASMED is positioned to leverage the new product offerings and improved balance sheet with a stronger sales and marketing program guided by Brian Wagner. In addition to our enhanced distribution program for the ELITE, we have new initiatives in our vital signs segment to exploit market opportunities in the oral surgery market while we expand cooperation with strategic partners," concluded Mr. Patton.

Third Quarter 2013 Financial Results

For the third quarter of 2013, the Company reported net sales of $5.4 million, a decrease of $0.7 million, or 12%, from net sales of $6.1 million for the third quarter of 2012. FORE-SIGHT oximetry sales were $2.0 million, an increase of $0.1 million, or 4%, over the third quarter of 2012. FORE-SIGHT disposable sensor sales increased $0.2 million, or 15%, to $1.9 million, compared with the prior-year period led by a 19% increase in domestic sensors sales. All other sales were $3.3 million, a decrease of $0.8 million, or 20%, compared with the prior-year period driven by lower sales of vital signs monitors to the Veterans Administration.

The Company recorded a net loss applicable to common stockholders for the third quarter of 2013 of $3.3 million, or ($0.19) per common share, compared with a net loss applicable to common stockholders of $1.8 million, or ($0.14) per common share, for the third quarter of 2012. The third quarter 2013 loss included an impairment charge of $0.4 million against placements at customer sites of first-generation FORE-SIGHT monitors due to the anticipated upgrade to FORE-SIGHT ELITE monitors.

2013 Year-to-Date Financial Results

For the nine months ended September 30, 2013, net sales were $16.0 million, compared with net sales of $16.7 million for the comparable period in 2012. The net loss applicable to common stockholders for the first nine months of 2013 was $8.1 million, or ($0.55) per common share, compared with a net loss applicable to common stockholders of $6.0 million, or ($0.45) per common share, for the first nine months of 2012.

As of September 30, 2013, the Company's cash and cash equivalents were approximately $10.4 million.

Conference Call Information

CASMED will host a conference call today at 10:00 a.m. ET to discuss third quarter 2013 results.

Conference call dial-in information is as follows:

  U.S. callers: (866) 239-5859
  International callers: (702) 495-1913

Individuals interested in listening to the live conference call via the Internet may do so by logging on to the Company's website: www.casmed.com.

A telephone replay will be available from 2:00 p.m. ET on November 12, 2013, through 11:59 p.m. ET on November 26, 2013. Replay dial-in information is as follows:

  U.S. callers: (855) 859-2056
  International callers: (404) 537-3406
  Conference ID number (U.S. and international): 92415076
  The replay will also be available at www.casmed.com.

About CASMED® – Monitoring What's Vital

CASMED is a leading developer and manufacturer of medical devices for non-invasive patient monitoring. The Company's FORE-SIGHT Absolute Cerebral Oximeters, including the new FORE-SIGHT ELITE™, provide a highly accurate, non-invasive, continuous measurement of absolute cerebral tissue oxygen saturation. Direct monitoring of tissue oxygenation provides a superior and powerful tool to alert clinicians to otherwise unrecognized and dangerously low levels of oxygenation of the brain and other tissues, thereby allowing them to intervene appropriately in the care of their patients. In addition to FORE-SIGHT Oximeters and accessories, the Company provides a line of bedside patient vital signs monitoring products, proprietary non-invasive blood pressure monitoring solutions for OEM use, neonatal intensive care supplies, and service. CASMED products are designed to provide unique monitoring solutions that are vital to patient care. For further information regarding CASMED, visit the Company's website at www.casmed.com.

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future performance of the Company are subject to many factors including, but not limited to, the customer acceptance of the products in the market, the introduction of competitive products and product development, the impact of any product liability or other adverse litigation, working capital and availability of capital, commercialization and technological difficulties, the impact of actions and events involving key customers, vendors, lenders, competitors, and other risks detailed in the Company's Form 10-K for the year ended December 31, 2012, and other subsequent Securities and Exchange Commission filings.

Such statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release, the terms "anticipate", "believe", "estimate", "expect", "may", "objective", "plan", "possible", "potential", "project", "will", and similar expressions identify forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information, or otherwise.

Company Contact
CAS Medical Systems, Inc.
Jeffery A. Baird
Chief Financial Officer
(203) 315-6303
ir@casmed.com

Investors
LHA
Don Markley (dmarkley@lhai.com)
(310) 691-7105
Bruce Voss (bvoss@lhai.com)
(310) 691-7100
@LHA_IR_PR

Tables to Follow

CAS MEDICAL SYSTEMS, INC.
STATEMENTS OF OPERATIONS
Unaudited

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Net sales	$ 5,353,166	$ 6,110,813	$ 15,971,424	$ 16,717,932

Cost of sales	3,512,905	3,596,056	9,988,172	9,985,457
Asset impairment charge	407,141	--	407,141	--
Total cost of sales	3,920,046	3,596,056	10,395,313	9,985,457

Gross profit	1,433,120	2,514,757	5,576,111	6,732,475

Operating expenses:
Research and development	1,012,546	906,202	3,094,939	2,746,023
Selling, general and administrative	3,297,653	3,131,409	9,840,235	9,136,112
Total operating expenses	4,310,199	4,037,611	12,935,174	11,882,135

Operating loss	(2,877,079)	(1,522,854)	(7,359,063)	(5,149,660)

Interest expense	86,927	46,059	229,482	46,941
Other Income	(3,884)	(4,161)	(407,371)	(36,148)

Net loss	(2,960,122)	(1,564,752)	(7,181,174)	(5,160,453)

Preferred stock dividend accretion	303,553	283,203	895,087	835,080
Net loss applicable to common stockholders	$ (3,263,675)	$ (1,847,955)	$ (8,076,261)	$ (5,995,533)

Per share basic and diluted loss applicable to common stockholders:	$ (0.19)	$ (0.14)	$ (0.55)	$ (0.45)

Weighted average number of common shares outstanding:
Basic and diluted	17,471,529	13,313,901	14,762,899	13,264,362

CAS MEDICAL SYSTEMS, INC.
BALANCE SHEETS
Unaudited

	September 30,	December 31,
	2013	2012

Cash and cash equivalents	$ 10,354,658	$ 9,245,094
Short-term investments	--	1,250,794
Accounts receivable	2,943,244	2,197,513
Inventories	3,558,024	3,543,325
Other current assets	516,118	612,082
Total current assets	17,372,044	16,848,808

Property and equipment	9,059,430	9,158,677
Less accumulated depreciation	(6,577,704)	(6,443,303)
	2,481,726	2,715,374

Intangible and other assets, net	832,733	830,245
Total assets	$ 20,686,503	$ 20,394,427

Accounts payable	$ 1,710,070	$ 1,906,327
Accrued expenses	1,221,873	1,625,923
Current portion of long-term debt	395,108	697,834
Total current liabilities	3,327,051	4,230,084

Deferred gain on sale and leaseback of property	529,174	630,152
Note Payable Long Term - East West Bank	4,502,381	2,685,560
Total liabilities	8,358,606	7,545,796

Series A convertible preferred stock	8,802,000	8,802,000
Series A exchangeable preferred stock	5,135,640	5,135,640
Common stock	76,117	55,069
Additional paid-in capital	18,663,113	12,023,721
Treasury stock	(101,480)	(101,480)
Accumulated deficit	(20,247,493)	(13,066,319)
Total stockholders' equity	12,327,897	12,848,631

Total liabilities & stockholders' equity	$ 20,686,503	$ 20,394,427